1. Employment -Invitation Letter
(__________Kamran Heydari __________________________)
Dear Prospective Employee:
The Company and the Chairman of the Board of Directors is pleased to extend the following Employment Offer.
1. Overview of Responsibilities. Employee at the Company.
2. Compensation. The Company after receiving funds from the Initial Public Offering shall subsequently at its discretion compensate you with the following.
2019-2020	$ 120,000.00  (Payment shall only be paid if the
company succeeds in raising sufficient capital)
2020-2021	$ 120,000.00
2021-2022	$ 120,000.00
2023-2024	$ 120,000.00
2024-2025	$ 120,000.00
The above amounts will only be paid if the Company has achieved certain capital-raise events and the Board of Directors and Management believe to be prudent and in-line with compensation equivalents.
Additional compensation may be considered by the Board of Directors of AFR Inc. based on many factors and may be granted via the use of various executive compensation programs.
You are eligible to receive and upon signature of your employment agreement the benefits including expense reimbursements and according to the terms of your Employment Agreement.

3. Acceptance and Signatures. Agreed and Accepted:
3. 1. Employee Name: ______Kamran Heydari______
3. 2. Employee Signature:______________________
3. 3. Date: ________________March 4, 2019__________

4. Company Signatures.
1. Chairman of the Board of Directors: :__Kamran
Heydari___Signature: _____________________Date:  March 04, 2019
2. Director: ________________________Kamran Heydari___Signature:
_______________________Date:  March 04, 2019
3. Officer ? President: _______________Kamran
Heydari___Signature: _______________________Date:  March 04,
2019



2. Employment Agreement.
Position / Title:      	President
Name:  		Kamran Heydari
This Employee Agreement (the "Agreement") Date as of March 4, 2019, executed by and between AFR Inc., a Florida corporation (the ?Company?), and___Kamran Heydari___ (Employee ).
1. Offer; AFR Inc. desires to extend an offer to employ Mr.__Kamran Heydari___ as _President_ (Title).
WHEREAS, the Company appointed the Employee effective as of the date hereof (the ?Effective Date?) and desires to enter into an agreement with the Employee with respect to such appointment; and
WHEREAS, the Employee shall accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement and the Amended and Restated Articles of Incorporation.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows.
2. Responsibilities. The Employees shall participate, advise, assist, oversee, and collaborate with the Company. Mr. (KAMRAN HEYDARI)?s leadership and management of the enterprise is essential to the company?s survival. Mr. (KAMRAN HEYDARI) can and may provide his services to various other companies. Mr.(KAMRAN HEYDARI)?s executive duties include the efficient and productive allocation of resources to create value for shareholders over the long-term. Additionally, Mr. (KAMRAN HEYDARI) shall also be responsible for selecting, hiring, monitoring, and replacing employees. Furthermore, Mr. (KAMRAN HEYDARI) shall continue to develop long-term goals for the company and oversee the execution of such initiatives.
3. Term. This agreement shall signify your appointment to the President for a period of no less than [__5__] year(s). This Agreement shall commence on the date hereof and shall terminate within [__5__] year(s) or at the discretion of the Chairman of the Board of Directors.
4. Termination and Removal Rights. Employees may be terminated at-will by the Chairman of the Board of Directors or via a Majority Shareholder (60 % Percent or more) vote. Additionally, Employees may be terminated by the Company for Cause, or due to the Employee?s death, or by the Employee in accordance with the provisions, terms, and conditions detailed herein. Majority Shareholders shall have the right and not the obligation of removing Employees or Executives. Majority Shareholders (60 % or
more) are entitled to vote at a nomination, approval, and appointment of employees and shall have the right to Remove Employees via an Action by Written Consent Approval Action Document. All approval resolution actions shall be subject to a Majority Shareholder (60 % Percent or more) including the right to Nominate, Select, Elect, Approve, Reject, or Abstain for actions approved by the employees and executives. After receiving Majority Shareholder Approval, the Board of Directors shall have the right to further approve, adopt, reject, or abstain, remove, and replace any employee, with or without cause, at any time and for any reason or no reason. Notice of the Vote of Dismissal. Removed Employee(s) shall be removed verbally, in writing, or any communications format as the company, the Board of Directors, and Shareholders approve as they see fit. There are a multitude of reasons why the services of employee may no longer be needed including but not limited to Shareholders may not seek the re-nomination of Employee Resignation from the company, mutual agreement termination, for cause terminations, legal regulations, or due to the death of a employee.
5. Notice of Employee Resignation. Employees that seek to resign shall provide the Company with notice of resignation within 50 days in order to transition the Employee?s departure and prepare for the Employee?s successor.
6. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect. Additionally, if one or more parts of the employment agreement are declared unlawful, they shall be deemed "severed" from the agreement and the rest of the agreement shall  remain enforceable without the severed parts.
7. Employee Compensation. The Company after receiving funds from the Initial Public Offering shall subsequently at its discretion compensate Employees for serving and shall be compensated [__2019-2020 $120,000.00_] (Compensation shall only be paid if the company succeeds in raising ample capital). Such payment shall be made quarterly in advance. Additional compensation may be considered by the Chairman of the Board of Directors and shall be based on many factors and may be granted via the use of Employee Compensation programs. In consideration of the commencement of Employee's employment, Employee and Company agree as follows.
[   ] Annual Compensation / Base Wage (s):  Mr. (KAMRAN
HEYDARI)?s compensation has been fixed to a salary of $120,000 for 2019 to 2020. Mr.(KAMRAN HEYDARI) is entitled and eligible to receive one fourth of his compensation up-front and the remainder earned monthly. Any amount of which can be waived for the benefit of the corporation. Additional Annual Salary table listed below.
2019-2020	$ 120,000.00  (Payment shall only be paid if the
company succeeds in raising sufficient capital)
2020-2021	$ 120,000.00
2021-2022	$ 120,000.00
2023-2024	$ 120,000.00
2024-2025	$ 120,000.00
Additional Executive Compensation Programs may be implemented by the Chairman of Board of the Directors.
8. Reimbursements. The Company shall be responsible for the reimbursement the following expenses and out-of-pocket expenses incurred by the Employee during the performance or in connection with services rendered by Employee for the Company. Reimbursement payments shall only be paid if the company succeeds in raising sufficient capital. The following expenses are approved and shall be incurred for the benefit of the company.
8. 1. Lodging and Housing Expenses. Lodging and Housing-related expenses includes but are not limited to lodging, accommodations, facilities, and any other means to be utilized for home and work shall be reimbursed. The Company also approves any deposits, electric expenses, water expenses, maintenance expenses, cable and Internet expenses, and any other lodging related expenses utilized for the benefit of company. As a practical necessity the employee shall select to serve in the capacity of continued presence and oversight at the business, on call, 24 -7-hour availability, on premises, full time employment for business purposes to manage company affairs. The Employee and the Company shall conduct a majority of its business within the approved premises. Should the Employee not work in the same premise as the Lodging facility, the Lodging Expenses shall still be reimbursed but not be eligible for Tax deductibility benefits. Tax deductibility eligibility requires an employee to serve in the capacity of continued presence and oversight of the business, on call, 24 -7-hour availability, on premises, full time employment in order to fulfill the company?s business purposes, affairs, and needs.
8. 2. Meals and Beverages. Meals and Beverage-related expenses includes but are not limited to breakfast, lunches, dinners, catered meals, and beverages shall be reimbursed.
8. 3. Auto Expenses. Auto-related Expenses includes but are not limited to monthly auto lease payments, auto insurance expenses, registration expenses, gas expenses, vehicle taxes, repairs, maintenance, auto parking expenses, tickets, and car washes shall be reimbursed.
8. 4. Travel Expenses. Travel-related expenses includes but are not limited to transportation expenses, airline travel expenses, auto rental expenses, travel expenses, train expenses, taxi, and limousine expenses shall be reimbursed.
8. 5. Entertainment Expenses. Entertainment-related expenses includes but are not limited to marketing expenses, advertising, business meal expenses, nightlife expenses, recreational expenses, social event expenses, investor relations expenses, public relations expenses, content development expenses, accommodations expense, entertainment-related travel, and any other entertainment expenses shall be reimbursed.
8. 6. Credit Expenses. Credit-related Expenses includes but are not limited to credit card expenses, payments, interest expenses, and membership fees shall be reimbursed.
8. 7. Equipment Expenses. Equipment-related Expenses including but not limited to furniture, capital purchases, furniture, desks, computers, and any other equipment purchases, replacements, and repairs shall be reimbursed.
8. 8. Business, Corporate Marketing Expenses. Business, Corporate Marketing Expenses including but not limited to intellectual property development expenses, technology development expenses, sales expenses, customer support expenses, marketing expenses, branding expenses, advertising expenses, public relations expenses , investor relations expenses shall be reimbursed.
8. 9. Other Expenses . Other Expenses include but are not limited to employee moving expenses, education expenses, health expenses, and medical expenses shall be reimbursed.
9. 1. Confidential Information and Restrictions. As a Employee of the Company, you shall have access to and become familiar with certain confidential and proprietary information belonging to the Company, its subsidiaries and its affiliates. The Employee agrees that during the Employee term and thereafter, the Employee shall keep such information confidential and shall not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company, or use such information for their or her own benefit or for the benefit of any third person; provided, however, that the Employee may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. Upon termination of the Employee Term, the Director shall promptly return to the Company and/or destroy at the Company?s direction all property, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Employee in the course or otherwise as a result of the Employee?s position with the Company during or prior to the Employees Term. As such, the Employee agrees to hold the Company's confidential and proprietary information in confidence and to not disclose, either during the term of your service at the company or thereafter, any such information of the Company, its subsidiaries and its affiliates.
9. 2. Unauthorized Disclosure. The Employee understands, agrees, and accepts that in the Employee?s position with the Company, the Employee shall have, has been, and shall be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, corporate information, business unit information, future company business strategies, technical information, business and marketing plans, competitive strategies, customer information, other information concerning the Company?s products, services, platforms, initiatives, marketing, advertising, sales, technology, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and classified by the Company as trade secret intellectual property and other uniquely developed intellectual property not yet released.
9. 3. Non-Competition Restrictions. It is accepted and acknowledged that Employees may have business interests other than those of the Company and has declared any conflicts that are apparent at present. In the event that the Employee becomes aware of any potential conflicts of interest, these shall be disclosed to the Chairman of the Board of Directors as soon as apparent.
10. Indemnification. No Indemnification, Indemnification Agreement, or Insurance Coverage. The Company shall NOT indemnify Employees. The Corporation has no duty to provide and pay for Employees Insurance, Errors and Omissions Insurance, or any other Indemnification method. However the corporation reserves the right to have the discretion to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative related to their duties at the company. The Company shall NOT enter into an Indemnification Agreement with Employees. The corporation shall indemnify the employee stated herein to the fullest extent permitted by law after the company has sufficient capital to do so or at the discretion of the Chairman of the Board of the Directors and approval from Majority Shareholder in order to amend policy and provide Employees with Indemnification, Indemnification Agreements, or Insurance Coverage.


11. Governing Law. This Agreement shall be governed in accordance with the laws of the State of __Florida_ applicable to agreements wholly made and to be performed entirely and without regard to the conflict of law principles thereof. In the event of a dispute under this Agreement, the parties shall have the right to pursue such claims as might arise in the courts of the State of Florida or by Arbitration, if all parties agree, pursuant to the arbitration provisions of the State of Florida.
12. Remedies. The Employee agrees that any breach of the terms stated herein may result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all entities acting for and/or with Employee, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Employee.
13. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.
14. No Preceding Terms. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. This agreement supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this agreement. No change can be made to this Agreement other than in writing and signed by both parties
15. Insider Trading Guidelines Applicable to Employees. Employees shall agree to execute and comply with the Company?s Insider Trading Guidelines discussed herein as well as any other policies adopted by the Company that are applicable to Employees. The Company Insider Trading Policy (the ?Policy?) provides guidelines to all of the Company?s Employees that are engaged or interact with the Company?s privileged communications related to transactions in the Company?s securities, and outlines the Company?s standards on trading and enabling the trading of securities of the Company or other publicly-traded companies while in possession of material non-public information.
16. Date of Effectiveness. This Agreement shall be deemed effective upon signature by both parties detailed herein.
17. Employee Acceptance and Signatures. Agreed and Accepted: IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. I have read this Agreement carefully and understand its terms. Acceptance of Employment
Agreement:   Acceptance of (Co Name) Inc.?s Offer by AFR Inc.
17.  1. Employee Name: ______Kamran Heydari______
17.  2. Employee Signature:______________________
17.  3. Date: ________________March 4, 2019__

18.  Company Signatures.
1. Chairman of the Board of Directors: :__Kamran
Heydari___Signature: _____________________Date:  March 04, 2019
2. Director: ________________________Kamran Heydari___Signature:
_______________________Date:  March 04, 2019
3. Officer ? President: _______________Kamran
Heydari___Signature: _______________________Date:  March 04,
2019